UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Materials Pursuant to Section 240.14a-12

PARLUX FRAGRANCES, INC.

(Name of Registrant as Specified in its Charter)

GLENN NUSSDORF

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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CORRECTING and REPLACING Glenn H. Nussdorf Mails Consent Materials Seeking the Removal of All Current Directors of Parlux Fragrances, Inc.

RONKONKOMA, N.Y.--(BUSINESS WIRE)--The Toll-Free phone number for Stockholders to call, listed at the bottom of the letter, should be: (888) 750-5834 (sted: (877) 456-8847).

The corrected release reads:

GLENN H. NUSSDORF MAILS CONSENT MATERIALS SEEKING THE REMOVAL OF ALL CURRENT DIRECTORS OF PARLUX FRAGRANCES, INC.

•	Urges Shareholders To "Act Now, Before It Is Too Late"
The full text of a letter from Mr. Nussdorf follows:

January 18, 2007

Dear Fellow Parlux Stockholder:

My name is Glenn Nussdorf, and I am the beneficial owner of more than 2.2 million shares, or approximately 12%, of the stock of Parlux Fragrances, Inc. By contrast (and excluding unexercised options and warrants), all of Parlux’s directors and executives combined, including Chairman and Chief Executive Officer Ilia Lekach, own barely 1.5 million shares. I have a very important financial stake in the future of Parlux, and I am extremely concerned about Parlux’s recent financial and stock price performance, and its repeated inability to make timely disclosure of its financial results to stockholders and the investing public. These failings, in my view, depress the value of every share of Parlux stock that each of us owns. I am convinced that Parlux is very much in need of major changes, and that those changes must start at the top – with Parlux’s Board of Directors and senior management.

It is important that stockholders act now, before it is too late. I am therefore asking for your consent to remove all directors from the Parlux Board and to elect, in their place, six nominees, including myself. Parlux stockholders have a unique opportunity to take quick and decisive action to replace the Board of Directors and set Parlux on a new course. My nominees, if elected, intend to oust Mr. Lekach and appoint me as Parlux’s Chairman and Chief Executive Officer.

I believe my nominees have the business skills and experience needed to evaluate management’s past performance and, if warranted, replace other current members of Parlux management with highly qualified senior executives. Also, as discussed in my consent statement, I believe that there are numerous business issues that must be addressed in order to improve Parlux's financial performance.

ILIA LEKACH: “WORST CEO OF 2006”

It is evident to me that Mr. Lekach and other members of Parlux’s management have been more interested in taking care of themselves than in protecting our interests as stockholders and the true owners of the company. Consider the following:

•

Out of all the CEO’s of all the publicly-held corporations in this country, Mr. Lekach recently received a unique distinction. Last month, Herb Greenberg of MarketWatch.com named Mr. Lekach the “Worst CEO of 2006.” [1] Against a backdrop of almost daily criticism of corporate CEO’s, Parlux's stood out. In at least one financial writer's view, Mr. Lekach was the absolute WORST.

•	In naming Mr. Lekach as worst CEO of the year, Mr. Greenberg wrote: “Lekach has appeared to treat Parlux like a personal fiefdom.”[1]

•

Mr. Lekach presided over Parlux’s recent 2006 Annual Meeting of Stockholders. The Annual Meeting is the one time each year when stockholders have an opportunity to question the executives who manage their company on the stockholders’ behalf. At a bare minimum, civil and substantive responses to stockholders are expected. The MiamiHerald.com, however, reported Mr. Lekach’s response when a long-time Parlux stockholder urged the Board to place more oversight over Mr. Lekach and to investigate the golden parachutes put in place for him and for Parlux’s Chief Financial Officer, Frank Buttacavoli:

“. . Lekach came out fighting against what he called the ‘frivolous’ shareholder lawsuits and criticism leveled in recent months against the company .... ‘We have beaten you before. We will beat you again,’ Lekach told shareholders in an impassioned speech.... ‘Those of you who do not follow me, you will be left behind.’”2

•

Parlux’s recent stock price performance, in my view, has reflected the dismal performance of Parlux’s senior management, and the lack of proper oversight by its Board of Directors. For example, adjusted for a 2-for-1 stock split in June 2006, Parlux's stock has declined from $18.96 on February 22, 2006 (the highest closing price in the last twelve months) to $5.90 on January 17, 2007 -- a dramatic decrease of 69%.

•

Based on the 18,430,332 shares which I understand to be currently outstanding, this sharp decrease in stock price represents a destruction of stockholder value of more than $240 million -- an amount far in excess of the total market value of all currently outstanding Parlux shares.

•

In early 2006, prior to the precipitous drop in Parlux stock price, Mr. Lekach and five other Parlux directors sold an aggregate of 974,200 of their own shares of Parlux stock, at prices ranging from $15.80 to $19.01 per share (as adjusted for a 2-for-1 stock split in June 2006). As a result, Mr. Lekach and those directors avoided the destruction of value on those shares -- a destruction of value suffered by stockholders who held on to their Parlux shares as the stock price plummeted.

•

In their soliciting materials, Mr. Lekach and the Parlux Board claim they are confident they have the right strategy in place to create long-term shareholder value. But the fact is that while I bought more than 2.2 million Parlux shares in August and September 2006, since August 2006 Mr. Lekach sold almost 1 million Parlux shares he personally owned. That is far from a vote of confidence by Mr. Lekach in Parlux's future. In fact, the only Parlux shares he acquired in the last two years were through the exercise of a stock option on December 1, 2006 for 700,000 shares, at a price of only $0.93 per share. Parlux stock closed at $6.63 on that date, resulting in an immediate personal gain to Mr. Lekach of $3,990,000.

•

On January 9, 2007, Parlux issued a press release disclosing that its net sales for the quarter ended September 30, 2006 decreased by approximately 1% compared to the same period in the prior year and its net income for the quarter ended September 30, 2006 decreased by approximately 20% compared to the same period in the prior year. Full financial information for that quarter remains more than two months overdue.

A TIME FOR CANDOR

Ilia Lekach and the Parlux Board already have shown their hand as to how they will attempt to preserve their positions with Parlux. They have been asserting that I am seeking control of Parlux so that I can buy it cheaply. At a time that Parlux is at a crucial crossroad, and the value of your investment may be at stake, candor on the part of Parlux’s management and Board is more important than ever. Here is what Mr. Lekach and the Parlux Board should have told you, but did not:

•	Four of my six nominees will be "independent" directors under applicable Nasdaq listing standards;

•	All of my nominees, if elected, would have a fiduciary duty, which the current directors have somehow failed to mention, to put the interests of Parlux stockholders above all others;

•

I have stated repeatedly in my SEC filings that any acquisition proposal I might make in the future would be considered by a newly-formed Board committee consisting solely of independent directors; and

•

I have stated repeatedly in my SEC filings that, in the event I do make an acquisition proposal, it is anticipated that the "committee will entertain proposals from third parties" and "will only accept the proposal that reflects the reasonably highest value for stockholders."

I expect that Mr. Lekach and the Parlux Board will try to make the same argument again and again -- and when they do I ask that you keep in mind my firm position that if Parlux is to be sold it will be sold to a buyer who offers the best deal for stockholders.

ACT NOW -- PLEASE SIGN, DATE AND RETURN YOUR

WHITE CONSENT CARD TODAY

You now have the opportunity to help determine the future direction of Parlux and the value of your investment in Parlux shares. In order for my consent solicitation to be successful, the holders of a majority of all outstanding shares must support my proposals. As a result, a failure to consent has the same effect as an affirmative decision not to consent – in effect, an affirmation of Mr. Lekach and the status quo. You can provide your consent by simply signing, dating and returning the enclosed WHITE consent card today. A postage-paid envelope is enclosed for your convenience. Your vote is important, no matter how many or how few Parlux shares you own.

I thank you for your interest and your support.

Sincerely,

/s/Glenn H. Nussdorf
Glenn H. Nussdorf

IMPORTANT

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. DO NOT SIGN OR RETURN ANY BLUE CONSENT REVOCATION CARD THAT MAY BE SENT TO YOU BY PARLUX, EVEN AS A PROTEST AGAINST MR. LEKACH AND THE PARLUX BOARD OF DIRECTORS. YOUR CONSENT IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

Please act today! And remember, your white consent card must be signed and dated in order for it to be valid.

If your shares are held in the name of a brokerage firm, bank or other nominee, please sign, date and mail the enclosed white instruction card in the postage-paid envelope provided. If you have any questions about executing your consent or require assistance, please contact the firm assisting me in this solicitation:

INNISFREE M&A INCORPORATED

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

_______________

1 Herb Greenberg, "Worst CEO of 2006 goes to Ilia Lekach of Parlux," MarketWatch.com, December 6, 2006.

2 Elaine Walker, "At annual meeting, Parlux chief responds to criticism," MiamiHerald.com, October 14, 2006.

NOTE: Permission to use materials quoted in this letter was neither sought nor obtained.

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